Exhibit 99.1

Boots & Coots Reports Third Quarter Results

HOUSTON--(BUSINESS WIRE)--November 9, 2009--Boots & Coots, Inc. (NYSE Amex: WEL), announced revenues of $40.3 million for the quarter ended September 30, 2009 compared to $56.5 million for the same quarter of 2008. Net income for the quarter was $0.8 million or $0.01 per diluted share, compared to $5.4 million or $0.07 per diluted share for the 2008 third quarter. EBITDA (earnings before interest, income taxes, depreciation and amortization; see the reconciliation and rationale for this non-GAAP financial measure below) was $6.6 million or 16.5% of revenues for the quarter, compared to $10.2 million or 18.0% of revenues for the third quarter of 2008.

For the nine months ended September 30, 2009, Boots & Coots reported revenues of $142.0 million compared to $153.4 million for 2008. Net income for the 2009 period was $3.5 million or $0.04 per diluted share, compared to $16.7 million or $0.21 per diluted share for the prior nine month period. EBITDA was $18.4 million for the nine months ended September 30, 2009 compared to $29.3 million for the 2008 period.

For the quarter ended September 30, 2009, the effective income tax rate was 65.6% of pre-tax income compared to 23.3% of pre-tax income in the quarter ended September 30, 2008. The effective tax rate for the 2009 nine month period was 44.1% of pre-tax income compared to 19.2% for the same period in 2008. The Company’s estimated annual effective tax rate reflects, among other items, our best estimates of operating results across various tax jurisdictions. A change in the mix of forecasted annual pretax income across these various jurisdictions had a significant negative impact on the Company’s effective tax rate.

“Our strategic direction toward the international market and domestic shale plays protected us from the falling rig count in North America. That along with conservatively managing our costs helped to significantly improve EBITDA margins from the second quarter,” said Jerry Winchester, chief executive officer of Boots & Coots. “Although we’ve not been immune to certain projects being pushed back both domestically and internationally, our strategy has proven it is the right one to pursue in this market.”

“Furthermore, all our business segments reported revenue increases and margin improvements in September,” continued Mr. Winchester. “Even though it’s too early to tell if September’s higher activity levels are the result of an industry recovery, those levels have remained through October and are expected to positively affect fourth quarter revenues and margins. We are encouraged by this trend, but will continue to conservatively manage our business.”

Business Segment Results

Pressure Control

For the quarter ended September 30, 2009, the Pressure Control segment generated revenues of $14.9 million and EBITDA of $3.2 million, compared to revenues of $28.3 million and EBITDA of $7.3 million for the third quarter of 2008. The 2008 third quarter results include a non-recurring well control salvage and secure project in India. For the nine months ended September 30, 2009, the Pressure Control segment generated revenues of $64.5 million and EBITDA of $8.5 million, compared to revenues of $65.3 million and EBITDA of $16.5 million for the 2008 nine month period. The decrease in results was primarily due to a decrease in higher margin response revenue and the non-recurring project in India, partially offset by an increase in revenue from prevention and risk management projects.

Well Intervention

For the quarter ended September 30, 2009, the Well Intervention segment generated revenues of $18.7 million and EBITDA of $1.1 million, compared to revenues of $23.6 million and EBITDA of $2.2 million for the third quarter of 2008. Lower utilization rates in Venezuela and the Middle East, as well as the slowdown in the domestic regions of the Gulf of Mexico and Rocky Mountains were offset by improved results in the Northeast and Southeast regions of the U.S. and continued expansion in North Africa. For the nine months ended September 30, 2009, the Well Intervention segment generated revenues of $57.8 million and EBITDA of $3.5 million, compared to revenues of $73.6 million and EBITDA of $9.5 million for the 2008 nine month period. The changes in revenues and EBITDA were primarily due to the temporary suspension of services in Venezuela during the second quarter and continued low levels of North America drilling activity, offset by continued expansion in North Africa. Also included in the 2008 nine month results is a non-recurring project in Bangladesh that occurred in early 2008.

Equipment Services

For the quarter ended September 30, 2009, the Equipment Services segment generated revenues of $6.7 million and EBITDA of $2.4 million, compared to revenues of $4.6 million and EBITDA of $0.7 million for the third quarter of 2008. For the nine months ended September 30, 2009, the Equipment Services segment generated revenues of $19.7 million and EBITDA of $6.5 million, compared to revenues of $14.5 million and EBITDA of $3.3 million for the 2008 nine month period. The increases in revenues and EBITDA were primarily due to the continued growth in demand for our equipment and services since its inception in August 2007.

Conference Call

Boots & Coots will discuss 2009 third quarter and nine month results via a conference call and Web cast today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The dial-in number for the call is 866-362-5158, passcode ‘Boots & Coots’. To listen to the live Web cast, log on to www.boots-coots.com/investorrelations and click on the ‘2009 Third Quarter Earnings Web Cast’ link. A replay of the Web cast will be available on the investor relations page of the Company’s Website within 24 hours of the call. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 61568985.

About Boots & Coots

Boots & Coots, Inc., with its headquarters in Houston, Texas, provides a suite of integrated pressure control services to onshore and offshore oil and gas exploration companies around the world. Boots & Coots’ products and services include well intervention services designed to enhance production for oil and gas operators. These services consist primarily of hydraulic workover and snubbing services. Boots & Coots’ equipment services segment provides high pressure, high temperature rental tools. The company’s pressure control services are designed to reduce the number and severity of critical events such as oil and gas well fires, blowouts or other incidences due to loss of control at the well. This segment consists primarily of the company’s Safeguard prevention and emergency response services. Additional information can be found at www.boots-coots.com.

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Boots & Coots cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Boots & Coots' SEC filings, which are available free of charge on the SEC's web site at www.sec.gov.

(Tables to follow)

BOOTS & COOTS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2009	2008	2009	2008

REVENUES	$40,317	$56,452	$142,027	$153,371

COST OF SALES, excluding depreciation and amortization	26,132	36,158	94,357	95,369
OPERATING EXPENSES	5,537	7,681	21,604	20,821
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,017	2,381	7,432	7,714
FOREIGN CURRENCY TRANSLATION	(10)	55	185	155
DEPRECIATION AND AMORTIZATION	3,270	2,383	9,223	6,657

OPERATING INCOME	3,371	7,794	9,226	22,655

INTEREST EXPENSE	960	694	2,895	2,005
OTHER (INCOME) EXPENSE, net	21	(6)	89	(2)

INCOME BEFORE INCOME TAXES	2,390	7,106	6,242	20,652
INCOME TAX EXPENSE	1,568	1,658	2,755	3,974

NET INCOME	$822	$5,448	$3,487	$16,678

Basic Earnings per Common Share	$0.01	$0.07	$0.05	$0.22

Weighted Average Common Shares Outstanding – Basic	77,202,000	76,203,000	76,895,000	75,577,000

Diluted Earnings per Common Share	$0.01	$0.07	$0.04	$0.21

Weighted Average Common Shares Outstanding – Diluted	78,700,000	78,859,000	78,219,000	78,041,000

Information concerning operations in different business segments for the three months and nine months ended September 30, 2009 and 2008 is presented below. Certain reclassifications have been made to the prior periods to conform to the current presentation.

	(Unaudited)
	Three Months Ended September 30,		Nine months Ended September 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Revenues
Pressure Control	$14,860	$28,270	$64,481	$65,300
Well Intervention	18,743	23,589	57,827	73,597
Equipment Services	6,714	4,593	19,719	14,474
	$40,317	$56,452	$142,027	$153,371
EBITDA (a)
Pressure Control	$3,152	$7,267	$8,475	$16,532
Well Intervention	1,112	2,175	3,478	9,496
Equipment Services	2,377	735	6,496	3,284
	$6,641	$10,177	$18,449	$29,312
Depreciation and Amortization (b)
Pressure Control	$161	$178	$468	$818
Well Intervention	2,200	1,800	6,412	4,879
Equipment Services	909	405	2,343	960
	$3,270	$2,383	$9,223	$6,657
Operating Income (Loss) (b)
Pressure Control	$2,991	$7,089	$8,007	$15,714
Well Intervention	(1,088)	375	(2,934)	4,617
Equipment Services	1,468	330	4,153	2,324
	$3,371	$7,794	$9,226	$22,655

(a)	EBITDA represents earnings before interest, income taxes, depreciation and amortization. See the reconciliation and rationale for this non-GAAP financial measure below.
(b)	Operating expenses and depreciation and amortization have been charged to each segment based upon specific identification of expenses and an allocation of remaining non-segment specific expenses pro rata between segments based upon relative revenues.

BOOTS & COOTS, INC. RECONCILIATION BETWEEN CONSOLIDATED STATEMENTS OF INCOME AND EARNINGS BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION (in thousands) (Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2009	2008	2009	2008
Net Income	$822	$5,448	$3,487	$16,678

Income Tax Expense	$1,568	$1,658	$2,755	$3,974

Interest Expense and Other, net	$981	$688	$2,984	$2,003

Depreciation and Amortization	$3,270	$2,383	$9,223	$6,657

Earnings Before Interest, Income Taxes, Depreciation and Amortization (EBITDA) (a)	$6,641	$10,177	$18,449	$29,312

(a)	Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. “GAAP” refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we also present the most directly comparable financial measure and present it in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDA may provide additional information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

BOOTS & COOTS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	September 30,	December 31,
	2009	2008
	(unaudited)

Current Assets	$87,596	$90,707

Current Liabilities	$42,083	$50,538

Total Working Capital (a)	$45,513	$40,169

Total Assets	$194,589	$184,973

Long-Term Debt and Notes Payable, net of current maturities	$38,580	$26,175

Total Liabilities	$88,018	$83,212

Total Stockholders’ Equity	$106,571	$101,761

(a)	The Company defines Working Capital as all current assets, including cash, less all current liabilities which includes current maturities of long-term debt.

CONTACT:
Boots & Coots, Inc.
Investor Contact:
Jennifer Tweeton, 281-931-8884
jtweeton@boots-coots.com